UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2008

CITIZENS REPUBLIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

001-33063
(Commission File Number)

Michigan	38-2378932
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

328 S. Saginaw Street, Flint, Michigan 48502
(Address of principal executive offices and zip code)

(810) 766-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     In a January 29, 2008 press release, Citizens Republic Bancorp, Inc. (the “Company”) announced that Jerry D. Campbell would be retiring from the board of directors of the Company (the “Board”) effective at Citizens’ April 24, 2008 annual meeting of shareholders. The Company also announced that Edward P. Abbott and Howard J. Hulsman have accelerated their retirements, which had been scheduled to occur at the 2009 annual meeting, so that they too will retire at the Citizens’ 2008 annual meeting. In addition, as previously disclosed and planned in accordance with the Company’s bylaws adopted in connection with the 2006 merger between Citizens and Republic Bancorp Inc., William C. Shedd and Dr. Jeoffrey K. Stross will also be retiring at the 2008 meeting.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On January 24, 2008, at a regularly scheduled meeting of the Board, the Board amended and restated the Company's Bylaws (the “Bylaws”). The new By-laws were adopted to eliminate the provisions contained in Article III, Section 14 of the Bylaws that distinguished between legacy Citizens and legacy Republic directors. This distinction was implemented in connection with the 2006 merger between Citizens and Republic Bancorp Inc., and required the Board to maintain a specified ratio of former Citizens and former Republic directors. This distinction has been eliminated in order to facilitate and enhance a strong unified board and reflect the full integration of the two companies. The elimination of this provision of the Bylaws was effective immediately.

     The new By-laws were also adopted to implement majority voting in uncontested director elections. An amendment to Article II, Section 8 of the Bylaws was adopted to change the vote standard for the election of directors from plurality to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. The provisions of the new Bylaws relating to majority voting will be effective upon approval of a related amendment to the Articles that is being proposed at the Company’s 2008 annual meeting of shareholders; however, any director who fails to receive a majority of votes cast at the 2008 annual meeting of shareholders as specified in the proposed majority voting bylaws will tender his or her resignation in the same manner specified therein and described herein, which will then be treated as specified therein and described therein.

    If a nominee who already serves as a director is not elected, the director will tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance and Nominating Committee or the Board of Director’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board of Directors.

     In addition, the Board of Directors of the Company amended Article III, Section 11 of the Bylaws to require a nominee for election or reelection as a director of the Company to complete a written questionnaire prepared by the Company with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. A nominee must also make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 11 of the Bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of the Company, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

     The foregoing summary of the revised provisions of the Bylaws does not purport to be a complete description of such amendments, and the Bylaws are filed as Exhibit 3.1 hereto and are hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

3.1         Amended and Restated Bylaws of Citizens Republic Bancorp, Inc., effective as of January 24, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2008

CITIZENS REPUBLIC BANCORP, INC.

	By:	/s/ Thomas W. Gallagher
	Name:	Thomas W. Gallagher
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Citizens Republic Bancorp, Inc., effective as of January 24, 2008